DOMAIN NAME PURCHASE AND SALE AGREEMENT

This Domain Name Purchase and Sale Agreement (hereinafter referred to as the “Agreement”) is entered into as of   (the “Effective Date”), by and between RSE Innovation, LLC, a Delaware limited liability company having its principal place of business at 250 Lafayette St., 2nd Floor, New York NY 10012 (“Buyer”) and DomainX, LLC, a Wyoming limited liability company having its principal place of business at 30 N Gould Street, Ste N, Sheridan, WY 82801 (“Seller”).  Buyer and Seller may collectively be referred to herein as the "Parties" and referred to singularly as a “Party.”

WHEREAS, Seller is the registrant of record and owner of the registration rights to the Internet domain name hotspot.com (the “Domain Name”), and wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, all of Seller’s interest in the Domain Name and all associated rights, title, and goodwill associated therein.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.PURCHASE AND SALE OF THE DOMAIN NAME:

Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, conveys, and delivers exclusively to Buyer free and clear of all liens, charges, restrictions, mortgages, pledges, security interests and other encumbrances, and Buyer hereby purchases and acquires from Seller, all of Seller’s right, title and interest in and to the Domain Name and any and all goodwill associated therewith.

2.CONSIDERATION AND TRANSFER:

(a) Purchase Price: In consideration of the sale of the Domain Name, Buyer agrees to pay Seller one hundred seventy-five thousand dollars ($175,000.00 USD) (the “Purchase Price”). Upon execution of this Agreement by both Buyer and Seller, Buyer shall provide to Seller a deposit in the amount of ten percent (10%) of the Purchase Price.

(b) Transfer: Upon execution of this Agreement by both Buyer and Seller, Seller shall take all reasonably necessary steps and actions, including but not limited to unlocking the Domain Name and providing Buyer with the transfer authorization code or pushing the Domain Name to Buyer’s GoDaddy account with Buyer’s contact information, in order to effectuate the transfer and assignment of the Domain Name to Buyer at or to the Registrar of Buyer’s choice.  After the execution of this Agreement, Seller shall have no further rights in and to the Domain Name and Seller shall not make any claims to ownership of the Domain Name.

(c) Payment of Funds: Within five (5) business days of the Buyer confirming in writing to Seller that the Domain Name has transferred to Buyer and that Buyer has full administrative and technical control over the Domain Name and that the public WHOIS database reflects Buyer’s ownership of the Domain Name (to the extent the WHOIS database can display such information publicly), the Buyer shall provide the balance of the Purchase Price to Seller via wire transfer or ACH. Buyer shall be responsible for any fees associated with the wire transfer.

(d) Liabilities Not Assumed: Buyer is not assuming or agreeing to assume or discharge any liability, obligation or debt of Seller whatsoever, whether now existing or hereinafter incurred, including, without limitation, any liability or obligation relating to the Seller’s business activities that took place prior to the execution of this Agreement or any liabilities arising out of or connected to the Domain Name or the sale thereof.

(e) Future Liabilities: Seller shall not be responsible or liable for any future actions or liabilities of Buyer in connection with the use of the Domain Name, except to the extent such action or liability is caused by or related to any breach by Seller of any representation, warranty, agreement or covenant contained in this Agreement.

3.REPRESENTATIONS AND WARRANTIES:

(a) Efforts; Further Assurances:  Each Party shall use commercially reasonable efforts to take, or cause to be taken, all acts, and to do, or cause to be done, all acts reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated by this Agreement.  Seller agrees to cooperate as needed and to sign all necessary documents to carry out the purpose of this Agreement and to vest in Buyer all of Seller’s right, title and interest in and to the Domain Name, free and clear of any liens or encumbrances.

(b) Ownership: Seller represents and warrants that it is the sole and exclusive registrant of the Domain Name, free and clear of all liens, claims, encumbrances and assignments and that it has the authority to transfer the Domain Name to Buyer as contemplated hereunder.

(c) Authority: Each of the parties hereto represents and warrants that as of the date of this Agreement, it has the right and authority to enter into this Agreement on its behalf and will be bound by and perform its obligations hereunder and has obtained all necessary approvals required to consummate this transaction.

(d) No Claims or Liens: Seller represents and warrants that to Seller’s knowledge there are no current, threatened or prior claims, disputes or actions existing arising out of the use of the Domain Name or the term “HOT SPOT,” including, but not limited to, ICANN Uniform Domain-Name Dispute-Resolution Policy (“UDRP”) actions or trademark actions, or other claims or actions, nor any liens encumbering the Domain Name, and the Domain Name is being transferred and assigned free of any liens, encumbrances or security interests. Seller further represents that Seller is aware of no facts that would give rise to a potential lien or claim which could encumber the Domain Name, including but not limited to any actual or potential tax liability that would encumber the Domain Name or any outstanding trademark claim.

(e) Indemnification. Seller shall indemnify, defend, and hold harmless Buyer and its affiliates, officers, directors, employees, agents, successors, and assigns, from and against all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable outside attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, arising out of or in connection with any third party claim, suit, action, or proceeding, whether actual or alleged that relates to: (i) Seller’s business activities that took place prior to the execution of this Agreement arising out of or connected to the Domain Name or the sale thereof; (ii) any breach of Seller’s representations, warranties, covenants, agreements or obligations hereunder; or (iii) or Seller’s negligence or willful misconduct.

4.MISCELLANEOUS:

(a) Buyer and Seller agree that this Agreement shall inure to the benefit of and be binding upon each of their respective agents, representatives, shareholders, officers, directors, employees, assigns, heirs, subsidiaries, parent companies, and predecessor or successor companies.

(b) If any part of this Agreement shall be determined to be illegal, invalid, or unenforceable, that part shall be severed from the Agreement and the remaining parts shall be valid and enforceable, so long as the remaining parts continue to fulfill the original intent of the Parties.

(c) This Agreement constitutes the entire agreement between the Parties, and supersedes any and all prior agreements or understandings, written or oral, relating to the subject matter hereof.  No other promises, agreements, or understandings, written or oral, shall be binding upon the parties with respect to this subject matter unless contained in this Agreement.

(d) This Agreement may be executed in counterparts and facsimile copies of signatures shall be deemed original for all purposes.  This document alone is admissible in any proceeding to interpret or enforce this Agreement.

(e) This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflict of laws rules.

(f) The Parties have read, understand, and agree to the terms of this Agreement and are duly advised and have had the opportunity to consult with counsel regarding this Agreement.

(g) The Parties agree that the terms of this Agreement shall be kept confidential (except as may be required by law, rule or regulation of any governmental authority) and will not be disclosed to any individual or entity, except that either Party may disclose such terms as are reasonably necessary to their respective members, lenders, officers, directors, employees, accountants, counsel and agents, with a reasonable need to know such information in their representative capacities, and all persons acting by, through, under or in concert with any of them.

(e) Unless otherwise expressly provided, any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement shall be by email to the receiving Party at the email address set forth below:

To Buyer:   and

To Seller:   and

Any Party may change the address to which notices are required to be sent by giving notice of such change to the other Party in accordance with this Section.  All notices will be deemed to have been received upon dispatch.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

BUYER

By:

Name:

Title:

SELLER

By:

Name:

Title: